Exhibit 10.33

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), is made and entered into as of January 24, 2014, by and between United Online, Inc., a Delaware corporation (the “Company”), and Neil P. Edwards (“Consultant”).

RECITALS

WHEREAS, Consultant has served as the Executive Vice President and Chief Financial Officer of the Company;

WHEREAS, pursuant to the terms of the Transition and Separation Agreement, dated as of January 24, 2014 (the “Separation Agreement”) Consultant’s employment is terminating as of the Separation Date, as defined in the Separation Agreement (the “Effective Date”); and

WHEREAS, the Company desires to retain the services of Consultant following the Effective Date, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the above recitals and for and in consideration of the mutual promises set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Consulting Period.  The Company hereby engages Consultant as a consultant, subject to the terms and provisions of this Agreement, for the period commencing from the Effective Date and continuing through the date which is two (2) months following the Effective Date (the “Consulting Period”).  Notwithstanding the foregoing, the Consulting Period shall be subject to earlier termination pursuant to Sections 3 and 6 hereof.

2.                                      Consulting Services.  Consultant shall cooperate and provide his assistance in effectuating a smooth transition of his duties and responsibilities to his successor (or other person or persons as may be requested by the Chief Executive Officer of the Company) by providing advice and assistance as to general transitional matters relating to the areas in which Consultant provided services while he was an employee of the Company (such advice and assistance, the “Consulting Services”).  During the Consulting Period, Consultant shall devote his efforts and attention to the business of the Company on an as needed basis as reasonably requested by the Company, with such services not to exceed thirty-two (32) hours monthly, and not to exceed two (2) hours per day unless there has been prior written notice to and written agreement from Consultant (which written notice and agreement may be conducted via email correspondence between Consultant and Company).  The parties acknowledge that the level of services which are required under the Consulting Agreement are such that the date of Executive’s “separation from service” for purposes of Section 409A shall be the Effective Date.  In structuring the level and timing of the services to be provided hereunder, the Company shall be mindful of, and coordinate with, the requirements of Consultant’s travel and/or Consultant’s then-current employment, if any, so as to permit Consultant to fulfill the requirements of and not interfere with any such travel or employment, and Consultant may reasonably postpone the time for rendering services requested by the Company when necessary in order to accommodate the needs of Consultant’s travel and/or Consultant’s new employer, if any; provided, however, that

Consultant has provided reasonable notice of such travel and/or employment to the Company.  Absent extraordinary circumstances, the Company acknowledges that the services rendered by Consultant need not be rendered on Company premises.  During the Consulting Period, Consultant shall comply with all applicable policies of the Company with which he has been provided, including but not limited to any policies relating to insider trading, conduct/ethics and finance operations.

3.                                      Consulting Payments.  As compensation for his services hereunder, and subject to the terms of this Agreement, Consultant shall be paid, during the Consulting Period, an aggregate amount equal to two (2) months of his annual base salary in effect as of the date hereof, which amounts shall be paid in equal monthly installments; provided, however, that if he shall be in material breach of the terms of this Agreement or the Separation Agreement (as determined by a three-member arbitration panel comprised of two party-appointed arbitrators who will then select the third member of the panel (collectively, the “Panel”)) after Consultant is provided written notice of such breach and a twenty-one (21) day period to cure such breach, if such breach is amenable to cure), then effective as of the date the Panel specifies in its written determination that such breach occurred and was not timely cured (such uncured material breach, a “Breach”): (a) no further payments shall be made under this Section 3; and (b) the Consulting Period shall terminate.  Between the date of written notice of alleged breach and the date on which the Panel issues its written determination as to whether there was a Breach (the “Determination Date”), amounts which would otherwise have been paid pursuant to this Section 3 during such period shall instead be deposited with the neutral arbitrator described above, to be paid to Consultant or returned to the Company, as the case may be, within seven (7) days following the Determination Date.  Upon termination of the Consulting Period due to death or Disability (as defined below), then so long as Consultant is not then in Breach of this Agreement or the Separation Agreement (as determined in accordance with the process set forth in the foregoing provisions of this Section 3), Consultant (or Consultant’s estate, as the case may be) shall be entitled to continue to receive any remaining payments under this Section 3 as if the Consulting Period had continued through the date which is two months following the Effective Date.

4.                                      Other Compensation and Benefits.  Other than as specifically set forth in Section 3 of this Agreement, Consultant shall not be entitled during the Consulting Period to, and shall make no claim to, rights or fringe benefits afforded generally to the Company’s employees, including health insurance, disability or unemployment insurance, workers’ compensation insurance, pension and retirement, profit-sharing, or any other policy or plan applicable to employees of the Company; provided, however, that nothing herein shall adversely affect Consultant’s right to (a) receive his vested benefits under any such plan maintained by the Company in respect of his prior services as an employee of the Company; or (b) elect continuation of certain healthcare benefits coverage after the Effective Date under the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or any similar state law.

5.                                      Expenses.  Upon presentation of documentation reasonably and typically acceptable to the Company, with a copy to the Company officer charged with expense review for the Company, the Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the performance of the Consulting Services (“Expenses”) in accordance with the Company’s expense reimbursement policy in effect from time to time. Consultant agrees to obtain Company’s prior written approval for travel expenses or out of pocket expense items expected to exceed $250.00.

6.                                      Termination of Consulting Period.

6.1                               Termination of Consulting Period.  Notwithstanding any other provision hereof, the Consulting Period and Consultant’s services as a consultant hereunder shall terminate, and, except as otherwise specifically provided herein, this Agreement shall terminate on the earliest to occur of the following dates:

(a)                                 the date of Consultant’s death;

(b)                                 the date Consultant is determined to be Disabled;

(c)                                  the date the Panel specifies in its determination pursuant to Section 3 hereof that a Breach has occurred and the Consulting Period is terminated; or

(d)                                 the expiration date of the Consulting Period.

For purposes of this Agreement, “Disability” shall mean Consultant’s inability to engage in any substantial activity necessary to perform his duties and responsibilities hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than three (3) months, as determined in the reasonable discretion of the Company in consultation with a physician of Consultant’s choice, if such consultation is requested by Consultant.

6.2                               Payment of Expenses Upon Termination.  Upon termination of the Consulting Period for any reason, the Company shall pay or provide to Consultant (or his estate, as the case may be), within ten (10) days after the Date of Termination, any incurred but unpaid or unreimbursed Expenses.

7.                                      Independent Contractor Status.  The Company and Consultant each acknowledge and agree that, following the Effective Date, Consultant shall serve as an independent contractor and not as an employee of the Company.  The Company and Consultant hereby covenant with one another to treat the engagement of Consultant as that of an independent contractor, and not an employee, for all purposes.

7.1                               Exercise of Independent Judgment.  Consultant is engaged by the Company to exercise his own independent and professional judgment in performing the services pursuant to this Agreement.  Consultant, in his sole discretion, will determine the manner, means, details and methods used in performing the services.

7.2                               Inability to Bind the Company.  Consultant shall not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company in any manner, except as may be authorized in writing by a duly authorized officer or manager of the Company, and shall not make any contrary representation to any third party.

7.3                               Responsibility for Taxes.  Consultant shall be issued a tax form 1099 by the Company, which reflects the applicable amount of any taxable payments received by Consultant in respect of his consulting services hereunder.  There shall be no withholding or deduction from any amounts payable for such services, and Consultant shall be solely responsible for the payment of any federal, state, local or other taxes.  Furthermore, Consultant agrees, upon the request of the Company, to provide any reasonable assistance to the Company required to demonstrate that Consultant’s services under this Agreement qualified as services by an independent contractor and that all appropriate taxes with respect to any amounts paid hereunder have been paid.

8.                                      Section 409A of the Internal Revenue Code; Delay of Payments.  The terms of this Agreement have been designed to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (“Section 409A”), where applicable, and shall be interpreted and administered in a manner consistent with such intent.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Consultant under this Agreement shall be paid to Consultant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during any one year may not affect amounts reimbursable or provided in any subsequent year.

9.                                      Notices.  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in accordance with the notice provisions of the Separation Agreement.

10.                               Assignment; Binding Effect.  Consultant may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company.  This Agreement may be assigned to any successor of the Company.

11.                               Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Consultant or his legal representative and such officer(s) as may be specifically designated by the Company.  No waiver by a party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.                               Invalid Provisions.  Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

13.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.                               Governing Law; Indemnification.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of laws thereof.  The Company shall indemnify Consultant for expenses (reasonable attorneys’ fees and expenses) relating to claims by third parties arising from or in connection with his performance of services hereunder during the Consulting Period.  Such indemnification shall be on terms and conditions at least as favorable as the terms and conditions applicable to the Company’s officers and directors.

15.                               Captions.  The use of captions and section headings herein is for purposes of convenience only and shall not affect the interpretation or substance of any provisions contained herein.

16.                               Entire Agreement.  Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the consulting relationship between the parties.

17.                               Survival of Certain Provisions.  Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Agreement that by their nature or by their content or as specified under this Agreement are intended to continue beyond the termination or expiration of this Agreement, including without limitation the provisions of Sections 7 through 17 hereof, shall survive the termination or expiration of the Consulting Period or this Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Company and Consultant have executed and delivered this Agreement as of the date written above.

UNITED ONLINE, INC.

By:	/s/ Francis Lobo
Name: Francis Lobo
Title: President and Chief Executive Officer

CONSULTANT:

/s/ Neil P. Edwards
Neil P. Edwards